HJ & ASSOCIATES, L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

RSM McGladrey Network
An Independently Owned Member

50 West Broadway, Suite 600 • Salt Lake City, Utah 84101
Telephone (801) 328-4408 • Fax (801) 328-4461

March 13, 2007

Reed L. Benson, CEO
Easy Groups Limited (fka China Ethanol Corporation, fka Xvariant, Inc.)
4039 South Highland Drive
Salt Lake City, Utah 84124

Dear Mr. Benson:

This letter is in response to our obligation under Form 8-K, Item 4.02(b) and Item 4.02(c) to formally advise you that we have become aware of certain matters related to the financial statements and related footnotes of Easy Groups Limited (fka China Ethanol Corporation, fka Xvariant, Inc.) filed the U.S. Securities and Exchange Commission on Forms 10-QSB on January 17, 2007 for the periods December 31, 2003, March 31, 2004 and June 30, 2004 that should no longer be relied upon because of errors in such financial statements and the filings themselves. Specifically we note the following errors:

1. Generally accepted accounting principles in the United States require that operations and any related income or loss from the disposal or discontinuance of business or operating activities conducted by the Company or its subsidiaries be reflected separately in the financial statements with related disclosure and presentation in the footnotes to the financial statements. Such presentation and disclosure regarding the Company's disposal and discontinuance of the operations of 360 House and related entities has not been properly disclosed and accounted for and thereby results in a material misstatement of the Company's financial statements and footnote disclosure in the three quarterly filings noted above.
2. Item 310(b) of Regulation SB requires that quarterly filings with the U.S. Securities and Exchange Commission on Forms 10-QSB include interim unaudited financial statements and related disclosures and that such unaudited financial statements must be reviewed by the Company's independent public accountants. This letter will formally inform you that we, as the Company's independent registered public accountants, did not nor were given the opportunity to review the financial statements and related disclosures included with the quarterly filings on Form 10-QSB noted above nor was their any disclosure in any of the three Form's 10-QSB that such financial statements and footnote disclosures had not been reviewed by the Company's independent registered public accountants nor did we become aware of these issues and filings until recently. We are not aware that those financial statements and related footnotes were reviewed by other qualified independent public accountants.

Because of the facts and circumstances surrounding this matter and the related timing dealing with these matters and the required notification requirements, the U.S. Securities and Exchange Commission is being copied on this communication.

HJ & Associates, LLC

By:

Charles D. Roe, CPA
Partner

Cc: U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549